Exhibit 5.1

         March 29, 2002

SICOR Inc.
19 Hughes
Irvine, California 92618

Gentlemen:

        With reference to the Registration Statement on Form S-8 to be filed by SICOR Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, relating to 3,500,000 shares of the Company's Common Stock issuable pursuant to the Company's Amended and Restated 1997 Long-Term Incentive Plan (the "Plan"), it is our opinion that such shares of the Common Stock of the Company, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                      Very truly yours,

                      PILLSBURY WINTHROP LLP